UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2004

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27212 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)

201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

Endocare, Inc. (“Endocare”) has entered into settlement agreements (the “Settlement Agreements”) with its primary directors’ and officers’ liability insurance carrier and one of its three excess directors’ and officers’ liability insurance carriers. The settling carriers are referred to below as the “Settling Carriers.”

Endocare previously reported that its directors’ and officers’ liability insurance coverage is provided in four $5 million policies issued by a primary insurance carrier and three excess insurance carriers. Endocare also previously reported that, for claims asserted during the period from June 10, 2002 through June 10, 2003, the three excess carriers had filed arbitration complaints, contending that Endocare’s former management made misstatements or omissions in the applications for insurance coverage and seeking rescission of the policies.

Under the Settlement Agreements, Endocare has reached a settlement with each of the Settling Carriers and granted mutual releases to each of the Settling Carriers, upon the following principal terms and conditions:

•	the Settling Carriers will pay an aggregate of approximately $5.2 million to Endocare toward the settlement of the class action securities litigation involving Endocare and the payment of defense costs previously incurred, in addition to approximately $3.8 million previously paid for defense costs. Endocare will be solely liable for the remaining $1 million of insurance coverage.

•	Endocare may be required to repay to one of the Settling Carriers up to $500,000, depending on the outcome of the coverage arbitration with another of Endocare’s excess carriers.

The coverage arbitration with Endocare’s other excess insurance carriers, and the investigations of Endocare by the Securities and Exchange Commission and the Department of Justice, are ongoing and are not affected by the Settlement Agreements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
December 20, 2004	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer